EXHIBIT 12.1



                       AKI HOLDING CORP. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)



                                      2003            2002           2001           2000            1999
                                      ----            ----           ----           ----            ----
Income (loss) before
  income taxes...................  $   6,727       $  10,661      $   6,244      $     937      $   (5,456)
Add:
Interest on all indebtedness
  which includes amortization
  of deferred financing costs....     14,355          15,633         16,911         17,401          16,740
                                   ---------       ---------      ---------      ---------      ----------

Earnings available for fixed
  charges........................     21,082          26,294         23,155         18,338          11,284
Fixed charges....................     14,355          15,633         16,911         17,401          16,740
                                   ---------       ---------      ---------      ---------      ----------

Ratio of earnings to fixed
   charges.......................       1.5x            1.7x           1.4x           1.1x             ---



Earnings were not sufficient to cover fixed charges by $5,456 for the year ended June 30, 1999.